Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Nutex Health, Inc. on Form S-3 (File No. 333-267686), Form S-8 (File No. 333-267710) Form S-3 (File No. 333-269191), Form S-3 (File No. 333-270886), Form S-8 (File No. 333-273402), and Form S-8 (File No. 333-280495) of our report dated March 31, 2025, with respect to our audits of the consolidated financial statements of Nutex Health, Inc. as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 appearing in the Annual Report on Form 10-K of Nutex Health Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Houston, TX

March 31, 2025